Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-3 of our report dated March 31, 2025, relating to the consolidated financial statements of Klotho Neurosciences, Inc. and Subsidiaries’ (the “Company”) appearing in the Annual Report on Form 10-K of the Company as of and for the years ended December 31, 2024 and 2023 and to all references to our firm included in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ BCRG Group

BCRG Group

Irvine, California July 3, 2025